Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Declares Dividends for Fourth Quarter 2019

Bethesda, MD, December 16, 2019 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that its Board of Trustees has authorized, and the Company has declared, a quarterly cash dividend of $0.38 per common share of beneficial interest, to be paid on January 15, 2020 to shareholders of record as of December 31, 2019 (the “Record Date”). The common dividend represents an annualized yield of approximately 5.8 percent based on the closing price of the Company’s common shares on December 13, 2019.

The Board of Trustees also authorized, and the Company has declared, regular quarterly cash dividends on the Company’s preferred shares of beneficial interest as follows, each of which will be paid on January 15, 2020 to shareholders of record as of the Record Date:

•	$0.40625 per 6.50% Series C Cumulative Redeemable Preferred Share;

•	$0.39844 per 6.375% Series D Cumulative Redeemable Preferred Share;

•	$0.39844 per 6.375% Series E Cumulative Redeemable Preferred Share; and

•	$0.39375 per 6.30% Series F Cumulative Redeemable Preferred Share.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 56 hotels, totaling approximately 14,000 guest rooms across 16 urban and resort markets with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. These forward-looking statements relate to the payment of the dividends. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of December 16, 2019. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com